Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone 404.885.3900 facsimile troutmansanders.com

March 7, 2012

AGCO Corporation

4205 River Green Parkway

Duluth, Georgia 30096

Re: AGCO Corporation

Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel to AGCO Corporation, a Delaware corporation (the “Company” or “AGCO”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by AGCO with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by AGCO of up to $300,000,000 aggregate principal amount of its 5.875% Senior Notes due 2021 (the “Exchange Notes”).

The Exchange Notes will be issued under an indenture, dated as of December 5, 2011(the “Indenture”), among AGCO and Union Bank, N.A., as trustee (the “Trustee”). The Exchange Notes will be offered by the Company in exchange for $300,000,000 aggregate principal amount of its outstanding 5.875% Senior Notes due 2021.

In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

The Exchange Notes and the Indenture are referred to herein, individually, as a “Transaction Document” and, collectively, as the “Transaction Documents.”

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto (other than the due authorization of each such agreement, instrument and document by the Company); (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due execution and delivery of each such agreement, instrument and document by the Company); (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate

ATLANTA    CHICAGO    HONG KONG    LONDON    NEW YORK    NEWARK    NORFOLK    ORANGE COUNTY

RICHMOND    SAN DIEGO    SHANGHAI    TYSONS CORNER    VIRGINIA BEACH    WASHINGTON, DC

AGCO Corporation

March 7, 2012

records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the Transaction Documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than the Company), enforceable against such parties (other than the Company) in accordance with their respective terms and that no Transaction Document has been amended or terminated orally or in writing except as has been disclosed to us; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that, when the Exchange Notes have been duly authenticated by Union Bank, N.A., in its capacity as Trustee, and duly executed and delivered on behalf of AGCO as contemplated by the Registration Statement, the Exchange Notes will be legally issued and will constitute valid and binding obligations of AGCO enforceable against AGCO in accordance with their terms.

Our opinion set forth above is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

We are members of the Bar of the States of Georgia and New York and accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning the laws of any jurisdiction other than laws of the States of Georgia and New York and the Delaware General Corporation Law (including, all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting such laws).

This opinion has been prepared for your use in connection with the Registration Statement. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

AGCO Corporation

March 7, 2012

We hereby consent to being named as counsel to AGCO in the Registration Statement, to the references therein to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Sanders LLP